UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2009

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904)-598-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 4, 2009, Regency Centers Corporation. (the “Company”) announced that it priced an offering of its common stock, par value $0.01 per share (the “Offering”). In connection with the Offering, the Company entered into (i) forward sale agreements dated December 4, 2009 (the “Forward Sale Agreements”) with each of JPMorgan Chase Bank, National Association and Wachovia Bank, National Association (collectively, the “Forward Purchasers”) and (ii) an underwriting agreement dated December 4, 2009 (the “Underwriting Agreement”) by and among the Company, the Forward Purchasers, the Forward Sellers (as defined therein) and J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Forward Sellers are borrowing and selling to the Underwriters an aggregate of 8,000,000 shares of the Company’s common stock and the Company is selling, at the option of the Underwriters, up to 1,200,000 shares of the Company’s common stock to cover any over-allotments. On December 4, 2009, the Underwriters notified the Company that they have exercised their option in full to purchase an additional 1,200,000 shares of common stock at the purchase price. The Underwriters are offering the shares to the public at a price of $30.75 per share. The closing of the Offering is expected to occur on December 9, 2009, subject to the satisfaction of customary closing conditions.

The Forward Sale Agreements relate to the forward sale by the Company of a number of shares of common stock equal to the number of shares of common stock to be borrowed and sold by each Forward Seller pursuant to the Underwriting Agreement. Settlement of the Forward Sale Agreements is expected to occur in conjunction with the Company’s payment or refinancing of its maturing 2010 debt which may include a portion of its pro rata share of the existing debt of its co-investment partnership, Macquarie CountryWide-Regency II, LLC, as such debt comes due, but in no event later than approximately fifteen months following the closing date of the Offering. The Company may use any remaining portion of the net proceeds for general corporate purposes, which may include the payment of future maturing debt or the acquisition of additional properties. The offering will allow the Company to use existing liquidity to repay all or a portion of the Company’s existing term loan. Upon physical settlement of the Forward Sale Agreements, the Company will deliver shares of its common stock in exchange for cash proceeds at the initial forward sale price (which is the public offering price less the underwriting discount and is subject to adjustment as provided in the Forward Sale Agreements); however, subject to certain exceptions, the Company may elect cash settlement for all or a portion of its obligations under any of the Forward Sale Agreements. Assuming physical settlement of the Forward Sale Agreements based upon an initial forward sale price of approximately $29.52 per share as of the closing date of the Offering, the Company would receive net proceeds of approximately $236,160,000 upon settlement of the Forward Sale Agreements, after deducting the underwriters’ discount and before deducting estimated offering expenses.

The Offering is described in the prospectus supplement of the Company, dated December 4, 2009, together with the related prospectus dated April 17, 2009, filed with the Securities and Exchange Commission under Rule 424(b) on April 17, 2009.

The Underwriting Agreement and Forward Sale Agreements contain various representations, warranties and agreements by the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions. The description of the Underwriting Agreement and the Forward Sale Agreements set forth above is qualified in its entirety by reference to the Underwriting Agreement and the Forward Sale Agreements, which are filed as Exhibits 1.1, 4.1 and 4.2 respectively, to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K may be deemed to include forward-looking statements, which are based on current expectations and assumptions and are subject to a number of risks and uncertainties. Certain important risk factors are identified in the Company’s reports filed with the Commission, including the “Risk Factors” section in the most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The exhibits below relate to the Registration Statement No. 333-158635 on Form S-3 of the Company and are filed herewith for incorporation by reference in such Registration Statement:

1.1	Underwriting Agreement dated as of December 4, 2009 among Regency Centers Corporation, the Forward Counterparties named therein, the Forward Sellers named therein and J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, as underwriters and as representatives of other underwriters listed therein.

4.1	Confirmation of Forward Sale Transaction dated as of December 4, 2009 among Regency Centers Corporation and Wachovia Bank, National Association.

4.2	Confirmation of Forward Sale Transaction dated as of December 4, 2009 among Regency Centers Corporation and JPMorgan Chase Bank, National Association.

5.1	Opinion of Foley & Lardner LLP regarding legality of securities.

23.1	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION (registrant)

December 7, 2009	By:	/s/ J. CHRISTIAN LEAVITT
J. Christian Leavitt, Senior Vice President Finance and Principal Accounting Officer

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